Exhibit 10.43

Loan No. 105088

THIRD MODIFICATION AGREEMENT

Secured Loan

THIS THIRD MODIFICATION AGREEMENT (“Agreement”) dated as of March 27, 2009, is entered into by and among MAUI LAND & PINEAPPLE COMPANY, INC., a corporation formed under the laws of the State of Hawaii (“Borrower”), each of the financial institutions signatory to the Loan Agreement (as defined below) (“Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”) as Administrative Agent under the Loan Agreement (in such capacity, the “Administrative Agent”).

R E C I T A L S

A.    Pursuant to the terms of a loan agreement between Borrower and Lender dated November 13, 2007 (“Loan Agreement”), Lenders made a loan to Borrower in the principal amount of NINETY MILLION AND NO/100THS DOLLARS ($90,000.000.00) (“Loan”). The Loan is evidenced by promissory notes dated as of the date of the Loan Agreement, executed by Borrower in favor of each Lender, in the aggregate principal amount of the Loan (“Note”), and is further evidenced by the documents described in the Loan Agreement as “Loan Documents.” The Note is secured by, among other things, a Fee and Leasehold Mortgage with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of November 13, 2007, executed by Borrower and Leasehold Mortgagor, collectively as Mortgagor, and Administrative Agent, for the benefit of Lenders, as Mortgagee (“Mortgage”). The Mortgage was recorded on November 15, 2007, as Instrument or Document No. 2007-199589, in the Bureau of Conveyances of the State of Hawaii.  All capitalized terms used herein, which are not defined herein, shall have the meanings given to them in the other Loan Documents.

B.    The Note, Deed of Trust and Loan Agreement have been previously amended and modified by modification agreements dated November 7, 2008 and March 3, 2009.

C.    The Note, Mortgage, Loan Agreement, this Agreement, the other documents described in the Loan Agreement as “Loan Documents”, together with all modifications and amendments thereto and any document required hereunder, are collectively referred to herein as the “Loan Documents.”

D.    By this Agreement, Borrower, Administrative Agent and Lenders intend to modify and amend certain terms and provisions of the Loan Documents.

NOW, THEREFORE, Borrower, Administrative Agent and Lenders agree as follows:

1.                             CONDITIONS PRECEDENT. The following are conditions precedent to Administrative Agent and Lenders’ obligations under this Agreement:

1.1        If required by Administrative Agent, receipt and approval by Administrative Agent of a date down to the Title Policy and assurance acceptable to Administrative Agent, including, without limitation, CLTA Endorsement No. 110.5, without deletion or exception other than those expressly approved by Administrative Agent in writing, that the priority and validity of the Mortgage has not been and will not be impaired by this Agreement or the transactions contemplated hereby;

1.2        Receipt by Administrative Agent of the executed originals of this Agreement, the short form of this Agreement (if any) and any and all other documents and agreements which are required by this Agreement or by any other Loan Document, each in form and content acceptable to Administrative Agent;

1.3        If required by Administrative Agent, recordation in the Bureau of Conveyances of the State of Hawaii of (i) the short form of this Agreement (if any), and (ii) any other documents which are required to be recorded by this Agreement or by any other Loan Document (if any);

1.4        Reimbursement to Administrative Agent by Borrower of Administrative Agent’s costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, title insurance costs, recording fees, attorneys’ fees, appraisal, engineers’ and inspection fees and documentation costs and charges, whether such services are furnished by Administrative Agent’s employees or agents or by independent contractors;

1.5        The representations and warranties contained in this Agreement are true and correct;

1.6        Borrower shall have paid to Administrative Agent (i) for the ratable benefit of Lenders a modification fee equal to 0.20% of the Credit Limit (after reduction by the amount of the Plantation Golf Course Release Price) and (ii) for the sole benefit of Administrative Agent, certain other fees, each in the amount and at the times as set forth in a separate letter agreement between Borrower and Administrative Agent dated March 19, 2009;

1.7        All conditions precedent to the Plantation Golf Course Release (as defined, and as such conditions are set forth, in Section 3.2 below) have been satisfied; and

1.8        All payments due and owing to Administrative Agent and Lenders under the Loan Documents have been paid current as of the effective date of this Agreement.

2.                             REPRESENTATIONS AND WARRANTIES.  Borrower hereby represents and warrants that no Default, Potential Default, breach or failure of condition has occurred, or would exist with notice or the lapse of time or both, under any of the Loan Documents (as modified by this Agreement) and that all representations and warranties herein and in the other Loan Documents are true and correct, which representations and warranties shall survive execution of this Agreement.

3.                             MODIFICATION OF LOAN DOCUMENTS.  The Loan Documents are hereby supplemented and modified to incorporate the following, which shall supersede and prevail over any conflicting provisions of the Loan Documents:

3.1        Interest Rate.  In order to reflect the agreement of the parties to modify the definition of “Applicable LIBO Rate,” “Indebtedness” and “Variable Rate,” and to add definitions of “LIBOR Market Index Rate,” “Restricted Payments” and “Disposition,” such definitions are amended or added to read as follows, with changes in the Effective Rate applicable under the Loan to be effective as of April 1, 2009:

“Applicable LIBO Rate” is the rate of interest, rounded upward to the nearest whole multiple of one-hundredth of one percent (.01%), equal to the sum of: (a) four and one-quarter percent (4.25%) plus (b) the LIBO Rate, which rate is divided by one (1.00) minus the Reserve Percentage:

Applicable LIBO Rate = 4.25%	+	LIBO Rate
(1 - Reserve Percentage)

“Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Indebtedness” means, as to any Person at a particular time, without duplication, all items of indebtedness which, in accordance with GAAP and industry practices, would be included in determining liabilities as shown on the liability side of a balance sheet of such Person as of the date as of which indebtedness is to be determined, including, without limitation, all obligations for money borrowed and capitalized lease obligations, and shall also include all indebtedness and liabilities of any other Person assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection) whether by reason of any agreement to acquire such indebtedness or to supply or advance sums or otherwise.

 “LIBOR Market Index Rate” means at any time the rate of interest, rounded up to the nearest whole multiple of one-hundredth of one percent (.01%), obtained by dividing (i) the rate of interest, rounded upward to the nearest whole multiple of one-sixteenth of one percent (0.0625%), quoted by the Administrative Agent from time to time as the London Inter-Bank Rate for one-month deposits in U.S. Dollars at approximately 9:00 a.m. Pacific time for such day; provided, if such day is not a Business Day, the immediately preceding Business Day by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors, of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America).  Any change in such maximum rate shall result in a change in the LIBOR Market Index Rate on the date on which such change in such maximum rate becomes effective.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“Variable Rate” shall mean the sum of: (a) the LIBOR Market Index Rate and, (b) four and one-quarter percent (4.25%); provided, that if for any reason the LIBOR Market Index Rate is unavailable, Variable Rate shall mean the sum of: (a) the Federal Funds plus 1.50% and (b) four and one-quarter percent (4.25%).

3.2        Plantation Golf Course Release.  Administrative Agent shall, at Borrower’s request, release from the lien of the Mortgage (the “Plantation Golf Course Release”) the property described on Exhibit A attached hereto (the “Plantation Golf Course”); provided, however, that immediately prior to or simultaneously with such partial release all of the following conditions shall be satisfied:

(a)        No Default shall exist under the Loan Documents, or would exist with notice or passage of time, or both;

(b)        Administrative Agent shall have received any and all sums then due and owing under the Loan Documents together with all escrow, closing and recording costs, the costs of preparing and delivering such partial release and the cost of any title insurance endorsements required by Administrative Agent, including, without limitation, a CLTA and 111 endorsement;

(c)        Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent that:  (i) the portion of the Property to be reconveyed and the portion of the Property which shall remain encumbered by the Mortgage are each legal parcels lawfully created in compliance with all subdivision laws and ordinances and, at Borrower’s sole cost, Administrative Agent shall have received any title insurance endorsements to that effect requested by Administrative Agent; and (ii) that the portion of the Property which shall remain encumbered by the Mortgage have the benefit of all utilities, easements, public and/or private streets, covenants, conditions and restrictions as may be necessary, in Administrative Agent’s reasonable judgment, for the anticipated development and improvement thereof;

(d)        Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent that any tax, bond or assessment which constitutes a lien against the Property has been properly allocated between the portion of the Property to be reconveyed and the portion of the Property which shall remain encumbered by the Mortgage; and

(e)        Administrative Agent shall have received in immediately available funds for the ratable benefit of the Lenders the Plantation Golf Course Release Price.  As used herein, the “Plantation Golf Course Release Price” shall mean the sum of $45,000,000.00.  The Plantation Golf Course Release Price shall be applied for the ratable benefit of the Lenders to reduce outstanding principal under the Loan and the Credit Limit shall be permanently reduced by the amount of the Plantation Golf Course Release Price.

Neither the acceptance of any payment nor the issuance of any partial release by Administrative Agent shall affect Borrower’s obligation to repay all amounts owing under the Loan Documents or under the lien of the Mortgage on the remainder of the Property which is not reconveyed.

3.3        Financial Covenants.  In order to reflect the agreement of the parties to modify the financial covenants provided in the Loan Agreement, Section 7.12 is amended to read in its entirety as follows:

7.12               FINANCIAL COVENANTS.

(a)           Reserved.

(b)           Liquidity.  Borrower shall maintain, as of the end of each calendar quarter, Liquidity of not less than $10,000,000.  As used herein, “Liquidity” shall mean the sum of (i) cash, (ii) cash equivalents, (iii) publicly traded and publicly quoted marketable securities acceptable to Administrative Agent in its reasonable discretion, (iv) undisbursed commitment under secured lines of credit available to Borrower including, without limitation, under this Loan, and (v) the amount, if any, not to exceed $2,000,000, by which accounts receivable of the Borrower exceed accounts payable of the Borrower, net, in connection with any of the foregoing, of any encumbrance, setoff or claim and minus any unsecured Indebtedness of Borrower.

(c)           Indebtedness.  Borrower shall not and shall not permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except for Indebtedness disclosed on the consolidated balance sheet of Borrower and its Subsidiaries dated as of December 31, 2008; provided, however, that (i) Indebtedness incurred in connection with leases of golf carts and (ii) an increase in the amount of Indebtedness attributable to convertible debt of the Borrower arising solely from the recalculation of the amount of such debt under GAAP based on a change in the stock price of shares of the Borrower (and not as a result of issuance of new debt) shall not be considered an incurrence of Indebtedness hereunder.

(d)           Reserved.

(e)           Restricted Payments.  Borrower shall not, and shall not permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so.

(f)            Dispositions.  Borrower shall not, and shall not permit any Subsidiary to, make any Disposition or enter into any agreement to make any Disposition, except:

(i)         Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(ii)        Dispositions of inventory in the ordinary course of business; and

(iii)       Dispositions approved in writing by the Administrative Agent in its sole discretion.

3.4        Extension.  The Maturity Date is hereby extended to March 13, 2010;

3.5        Fixed Rate Period.  Notwithstanding anything to the contrary in the Loan Documents, a two (2) month Fixed Rate Period will no longer be available and the definition of “Fixed Rate Period” and Exhibit F to the Loan Agreement are hereby modified to delete any reference to a Fixed Rate Period of two (2) months.

4.          WAIVER.  Lenders hereby waive (the “Waiver”) until June 30, 2009, any Default arising under Section 8.1(a)(ii) of the Loan Agreement arising solely by virtue of the subjection of the report and opinion of the auditors of the Borrower for the fiscal year ending on or about December 31, 2008, to a “going concern” or like qualification (the “Waived Default”).  Borrower understands, acknowledges and agrees (a) that the Waiver is limited to the specific Default described above and that the Lenders have not waived any other Defaults or Potential Defaults, (b) that the effective period of the Waiver will expire automatically and without notice immediately upon the earlier of the date designated above or the occurrence of any other Default or Potential Default and, upon such expiration, Administrative Agent and Lenders shall have all rights and remedies provided under the Loan Documents and applicable law with respect to the Waived Default; and (c) Lenders have not agreed to extend the duration of the Waiver granted herein beyond the date designated above or to grant any additional waivers of, or forbear with respect to, any other Default.

5.          LENDER CONSENT.  Each Lender hereby consents to the transactions contemplated hereby and authorizes the Administrative Agent to execute and deliver all documents which are necessary and desirable to accomplish same or as otherwise contemplated under the sale, purchase and escrow agreement relating to the sale of the Plantation Golf Course including, without limitation, a partial release of mortgage, amendment to UCC financing statement, a consent to and nondisturbance and attornment agreement relating to a maintenance facilities easement being granted over the Collateral in favor of the purchaser of the Plantation Golf Course, an amendment to Water Delivery Agreement, a right of first offer in favor of the purchaser of the portion of the Property more commonly known as the Bay Golf Course,  and a consent to an agreement regarding Kapalua Club.

6.          FORMATION AND ORGANIZATIONAL DOCUMENTS.  Borrower has previously delivered to Administrative Agent all of the relevant formation and organizational documents of Borrower, of the partners or joint venturers of Borrower (if any), and of all guarantors of the Loan (if any), and all such formation documents remain in full force and effect and have not been amended or modified since they were delivered to Administrative Agent. Borrower hereby certifies that: (i) the above documents are all of the relevant formation and organizational documents of Borrower; (ii) they remain in full force and effect; and (iii) they have not been amended or modified since they were previously delivered to Administrative Agent.

7.          NON-IMPAIRMENT.  Except as expressly provided herein, nothing in this Agreement shall alter or affect any provision, condition, or covenant contained in the Note or other Loan Document or affect or impair any rights, powers, or remedies of Administrative Agent or Lenders, it being the intent of the parties hereto that the provisions of the Note and other Loan Documents shall continue in full force and effect except as expressly modified hereby.

8.          MISCELLANEOUS.  The headings used in this Agreement are for convenience only and shall be disregarded in interpreting the substantive provisions of this Agreement.  Time is of the essence of each term of the Loan Documents, including this Agreement. If any provision of this Agreement or any of the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed from this Agreement and the remaining parts shall remain in full force as though the invalid, illegal, or unenforceable portion had never been a part thereof.

9.          INTEGRATION; INTERPRETATION. The Loan Documents, including this Agreement, contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. The Loan Documents shall not be modified except by written instrument executed by all parties. Any reference to the Loan Documents includes any amendments, renewals or extensions now or hereafter approved by Administrative Agent and Lenders in writing.

10.        EXECUTION IN COUNTERPARTS. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart.  All counterparts shall collectively constitute a single document.  It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

IN WITNESS WHEREOF, Borrower, Administrative Agent and Lenders have caused this Agreement to be duly executed as of the date first above written.

“ADMINISTRATIVE AGENT AND LENDER”

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Guy Churchill
Name:	Guy Churchill
Title:	Vice President

“LENDER”

AMERICAN SAVINGS BANK, F.S.B.

By:	/s/ William Russell
Name:	William Russell
Title:	Vice President

“LENDER”

AMERICAN AGCREDIT, PCA

By:	/s/ Gary Van Schuyver
Name:	Gary Van Schuyver
Title:	Vice President

“BORROWER”

MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation

By:	/s/ Warren H. Haruki
Name:	Warren H. Haruki
Title:	Chairman

By:	/s/ Adele H. Sumida
Name:	Adele H. Sumida
Title:	Controller & Secretary

LEASEHOLD MORTGAGOR’S CONSENT

The undersigned (“Leasehold Mortgagor”) consents to the foregoing Third Modification Agreement and the transactions contemplated thereby and reaffirms its obligations under the Fee and Leasehold Mortgage with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing (“Mortgage”) dated as of November 13, 2007, and its waivers, as set forth in the Mortgage, of each and every one of the possible defenses to such obligations. Leasehold Mortgagor further reaffirms that its obligations under the Mortgage are separate and distinct from Borrower’s obligations.

Dated as of:  March 25, 2009

“LEASEHOLD MORTGAGOR”

KAPALUA LAND COMPANY, LTD.,
a Hawaii corporation

By:	/s/ Thomas J. Selby
Name:	Thomas J. Selby
Title:	Vice President

By:	/s/ Adele H. Sumida
Name:	Adele H. Sumida
Title:	Controller & Secretary